Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 5-I dated November 17, 2011 and
underlying supplement no. 1-I dated November 14, 2011
03-#05-2012-R Term Sheet to Product Supplement No. 5-I Registration Statement No. 333-177923 Dated March 1, 2012; Rule 433

Structured Investments	$ Buffered Return Enhanced Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars, due March 20, 2013

General
•
The notes are designed for investors who seek a return of twice the appreciation of the EURO STOXX 50® Index, converted into U.S. dollars, up to a maximum total return on the notes of at least 23.50%* at maturity.  Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level by more than 10%, be willing to lose some or all of their principal.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Senior unsecured obligations of JPMorgan Chase & Co. maturing March 20, 2013†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about March 2, 2012 and are expected to settle on or about March 7, 2012.

Key Terms
Index:	The EURO STOXX 50® Index (the “Index”), converted into U.S. dollars
Upside Leverage Factor:	2
Payment at Maturity:
If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by two, subject to the Maximum Return.  Accordingly, if the Ending Index Level is greater than the Initial Index Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return × 2), subject to the Maximum Return

If the Ending Index Level is equal to or less than the Initial Index Level by up to 10%, you will receive the principal amount of your notes at maturity.
If the Ending Index Level is less than the Initial Index Level by more than 10%, you will lose 1.1111% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level by more than 10%, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Index Return + 10%) × 1.1111]

You will lose some or all of your investment at maturity if the Ending Index Level is less than the Initial Index Level by more than 10%.  If the value of the U.S. dollar appreciates against the Underlying Currency, you may lose some or all of your investment in the notes, even if the closing level of the Index has increased during the term of the notes.

Maximum Return:
At least 23.50%.  For example, assuming the Maximum Return is 23.50%, if the Index Return is equal to or greater than 11.75%, you will receive the Maximum Return of 23.50%, which entitles you to a maximum payment at maturity of $1,235 per $1,000 principal amount note that you hold.  The actual Maximum Return will be determined on the pricing date and will not be less than 23.50%.  Accordingly, the actual maximum payment at maturity per $1,000 principal amount note will not be less than $1,235.

Buffer Amount:	10%
Downside Leverage Factor:	1.1111
Index Return:	Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The Adjusted Index Level on the pricing date
Ending Index Level:	The arithmetic average of the Adjusted Index Levels on each of the Ending Averaging Dates
Adjusted Index Level:	On any relevant day, the Index closing level on that day multiplied by the Exchange Rate of the Index on that day
Exchange Rate:
The “Exchange Rate” of the Index on any relevant day will equal an exchange rate of U.S. dollars per one unit of the Underlying Currency of the Index, as determined by the calculation agent, expressed as the amount of U.S. dollars per one unit of the Underlying Currency of the Index, as reported by Reuters Group PLC (“Reuters”) on Reuters page “WMRSPOT05,” or any substitute Reuters page, at approximately 4:00 p.m., Greenwich Mean Time.

Underlying Currency:	With respect to the Index, the European Union euro
Currency Business Day:
With respect to the Index, a “currency business day” is a day on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in The City of New York and the principal financial center for the Underlying Currency of the Index (which is London, England for the European Union euro) and (b) banking institutions in The City of New York and that principal financial center are not otherwise authorized or required by law, regulation or executive order to close.

Ending Averaging Dates†:	March 11, 2013, March 12, 2013, March 13, 2013, March 14, 2013 and March 15, 2013
Maturity Date†:	March 20, 2013
CUSIP:	48125VQR4

†
Subject to postponement in the event of a market disruption event or currency disruption event and as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Index” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 5-I

Investing in the Buffered Return Enhanced Notes involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 5-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)
The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-31 of the accompanying product supplement no. 5-I.

(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 1, 2012

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 5-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 5-I dated November 17, 2011 and underlying supplement no. 1-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 5-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 5-I dated November 17, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007707/e46168_424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	TS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical total return at maturity on the notes.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The hypothetical total returns set forth below assume an Initial Index Level of 3,250 (based on a hypothetical Index closing level on the pricing date of 2,500 and a hypothetical Exchange Rate on the pricing date of 1.30) and a Maximum Return on the notes of 23.50%.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Return	Total Return
5,850.000	80.00%	23.50%
5,362.500	65.00%	23.50%
4,875.000	50.00%	23.50%
4,550.000	40.00%	23.50%
4,225.000	30.00%	23.50%
3,900.000	20.00%	23.50%
3,737.500	15.00%	23.50%
3,631.875	11.75%	23.50%
3,575.000	10.00%	20.00%
3,412.500	5.00%	10.00%
3,331.250	2.50%	5.00%
3,282.500	1.00%	2.00%
3,250.000	0.00%	0.00%
3,087.500	-5.00%	0.00%
2,925.000	-10.00%	0.00%
2,600.000	-20.00%	-11.11%
2,275.000	-30.00%	-22.22%
1,950.000	-40.00%	-33.33%
1,625.000	-50.00%	-44.44%
1,300.000	-60.00%	-55.56%
975.000	-70.00%	-66.67%
650.000	-80.00%	-77.78%
325.000	-90.00%	-88.89%
0.000	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and the graph above are calculated.

Example 1: The level of the Index increases from the Initial Index Level of 3,250 to an Ending Index Level of 3,331.25.
Because the Ending Index Level of 3,331.25 is greater than the Initial Index Level of 3,250 and the Index Return of 2.50% multiplied by 2 does not exceed the hypothetical Maximum Return of 23.50%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:
$1,000 + ($1,000 × 2.50% × 2) = $1,050

Example 2: The level of the Index decreases from the Initial Index Level of 3,250 to an Ending Index Level of 2,925.
Although the Index Return is negative, because the Ending Index Level of 2,925 is less than the Initial Index Level of 3,250 by not more than the Buffer Amount of 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Index increases from the Initial Index Level of 3,250 to an Ending Index Level of 3,900.
Because the Ending Index Level of 3,900 is greater than the Initial Index Level of 3,250 and the Index Return of 20% multiplied by 2 exceeds the hypothetical Maximum Return of 23.50%, the investor receives a payment at maturity of $1,235 per $1,000 principal amount note, the hypothetical maximum payment on the notes.

Example 4: The level of the Index decreases from the Initial Index Level of 3,250 to an Ending Index Level of 2,600.  Because the Index Return is negative and the Ending Index Level of 2,600 is less than the Initial Index Level of 3,250 by more than the Buffer Amount of 10%, the investor receives a payment at maturity of $888.89 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-20% + 10%) × 1.1111] = $888.89

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	TS-2

Hypothetical Examples of Index Return Calculations

The following examples illustrate how the Index Return is calculated in different hypothetical scenarios.  The examples below assume that the hypothetical Index closing level on the pricing date is 2,500, the hypothetical Exchange Rate for the Index on the pricing date is 1.30 and, therefore, the hypothetical Initial Index Level is 3,250.  The examples below also assume that the Ending Index Level for the Index is based on the Adjusted Index Level on a single date, which we refer to as the Observation Date.  The hypothetical Index Returns set forth below are for illustrative purposes only and may not be the actual Index Returns.  The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The Index closing level increases from 2,500 on the pricing date to 2,750 on the Observation Date, and the Exchange Rate of the Index on the Observation Date remains flat at 1.30 from the pricing date to the Observation Date.

The Ending Index Level is equal to:
2,750 × 1.30 = 3,575
Because the Ending Index Level of 3,575 is greater than the Initial Index Level of 3,250, the Index Return is positive and is equal to 10%.

Example 2: The Index closing level remains flat at 2,500 from the pricing date to the Observation Date, and the Exchange Rate of the Index increases from 1.30 on the pricing date to 1.56 on the Observation Date.

The Ending Index Level is equal to:
2,500 × 1.56 = 3,900
Because the Ending Index Level of 3,900 is greater than the Initial Index Level of 3,250, the Index Return is positive and is equal to 20%.

Example 3: The Index closing level increases from 2,500 on the pricing date to 2,750 on the Observation Date, and the Exchange Rate of the Index increases from 1.30 on the pricing date to 1.56 on the Observation Date.
The Ending Index Level is equal to:
2,750 × 1.56 = 4,290
Because the Ending Index Level of 4,290 is greater than the Initial Index Level of 3,250, the Index Return is positive and is equal to 32%.

Example 4: The Index closing level increases from 2,500 on the pricing date to 2,750 on the Observation Date, but the Exchange Rate of the Index decreases from 1.30 on the pricing date to 1.04 on the Observation Date.
The Ending Index Level of the Index is equal to:
2,750 × 1.04 = 2,860
Even though the Index closing level has increased by 10%, because the Exchange Rate of the Index has decreased by 20%, the Ending Index Level of 2,860 is less than the Initial Index Level of 3,250, and the Index Return is negative and is equal to -12%.

Example 5: The Index closing level decreases from 2,500 on the pricing date to 2,250 on the Observation Date, but the Exchange Rate of the Index increases from 1.30 on the pricing date to 1.56 on the final Observation Date.
The Ending Index Level is equal to:
2,250 × 1.56 = 3,510
Even though the Index closing level has decreased by 10%, because the Exchange Rate of the Index has increased by 20%, the Ending Index Level of 3,510 is greater than the Initial Index Level of 3,250, and the Index Return is positive and is equal to 8%.

Example 6: The Index closing level decreases from 2,500 on the pricing date to 2,250 on the Observation Date, and the Exchange Rate of the Index decreases from 1.30 on the pricing date to 1.04 on the Observation Date.
The Ending Index Level is equal to:
2,250 × 1.04 = 2,340
Because the Ending Index Level of 2,340 is less than the Initial Index Level of 3,250, the Index Return is negative and is equal to -28%.

Example 7: The Index closing level  remains flat at 2,500 from the pricing date to the Observation Date, and the Exchange Rate of the Index decreases from 1.30 on the pricing date to 1.04 on the Observation Date.
The Ending Index Level is equal to:
2,500 × 1.04 = 2,600
Because the Ending Index Level of 2,600 is less than the Initial Index Level of 3,250, the Index Return is negative and is equal to -20%.

Example 8: The Index closing level decreases from 2,500 on the pricing date to 2,250 on the Observation Date, and the Exchange Rate of the Index remains flat at 1.30 from the pricing date to the Observation Date.
The Ending Index Level is equal to:
2,250 × 1.30 = 2,925

Because the Ending Index Level of 2,925 is less than the Initial Index Level of 3,250, the Index Return is negative and is equal to -10%.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	TS-3

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Index Return by two, including any positive return caused by a change in the Exchange Rate, up to the Maximum Return.  The actual Maximum Return will be set on the pricing date and will not be less than 23.50% and, accordingly, the maximum payment at maturity will not be less than $1,235 per $1,000 principal amount note.  Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Index Level is not less than the Initial Index Level by more than 10%.  If the Ending Index Level is less than the Initial Index Level by more than 10%, for every 1% that the Ending Index Level is less than the Initial Index Level by more than 10%, you will lose an amount equal to 1.1111% of the principal amount of your notes.  Accordingly, you could lose some or all of your initial investment at maturity.

•
DIVERSIFICATION OF THE EURO STOXX 50® INDEX — The return on the notes is linked to the performance of the EURO STOXX 50® Index.  The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone.  The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which  are used under license.  The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither of the Licensors shall have any liability with respect thereto.  For additional information about the Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.

•
POTENTIAL EXCHANGE RATE GAINS — Appreciation of the Underlying Currency against the U.S. dollar may increase the Ending Index Level, which is used to calculate the Index Return.  Because the Index Return, and therefore the payment at maturity, is linked to the Ending Index Level, you will benefit from any such appreciation, unless offset by a decrease in the Index closing level.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 5-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index, the Underlying Currency, or any of the equity securities underlying the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 5-I dated November 17, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  The return on the notes at maturity is linked to the performance of the Index and changes in the Exchange Rate and will depend on whether, and the extent to which, the Index Return is positive or negative.  Your investment will be exposed to loss on a leveraged basis if the Ending Index Level is less than the Initial Index Level by more than 10%, which includes any loss caused by a change in the Exchange Rate.  For every 1% that the Ending Index Level is less than the Initial Index Level by more than 10%, you will lose an amount equal to 1.1111% of the principal amount of your notes.  Accordingly, you could lose some or all of your initial investment at maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN — If the Ending Index Level is greater than the Initial Index Level, including any increase caused by a change in the Exchange Rate, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Index, which may be significant.  We refer to this predetermined percentage as the Maximum Return, which will be set on the pricing date and will not be less than 23.50%.

•
A DECREASE IN THE VALUE OF THE UNDERLYING CURRENCY RELATIVE TO THE U.S. DOLLAR MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES — The return on the notes is based on the performance of the Index and the Exchange Rate.  The Ending Index Level is the arithmetic average of the Adjusted Index Levels on each of the Ending-Averaging Dates.  The Adjusted Index Level on an Ending Averaging Date is the Index closing level on that Ending Averaging Date, converted into U.S. dollars based on the Exchange Rate.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	TS-4

Accordingly, any depreciation in the value of the Underlying Currency relative to the U.S. dollar (or conversely, any increase in the value of the U.S. dollar relative to the Underlying Currency) may adversely affect your return on the notes.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 5-I for additional information about these risks.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•
CHANGES IN THE VALUE AND EXCHANGE RATE OF THE INDEX MAY OFFSET EACH OTHER — The notes are linked to the EURO STOXX 50® Index, converted into U.S. dollars.  Price movements in the Index and movements in the Exchange Rate may not correlate with each other.  At a time when the value or Exchange Rate of the Index increases, the Exchange Rate or value, respectively, of the Index may decline.  Therefore, in calculating the Ending Index Level, increases in the value or Exchange Rate of the Index may be moderated, or more than offset, by declines in the Exchange Rate or value, respectively, of the Index.  There can be no assurance that the Ending Index Level will be higher than the Initial Index Level.  You may lose some or all of your investment in the notes if the Ending Index Level is lower than the Initial Index Level.

•
NON-U.S. SECURITIES RISK — The equity securities that compose the Index have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
ALTHOUGH THE UNDERLYING CURRENCY TRADES AROUND THE CLOCK, THE NOTES WILL NOT — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the Underlying Currency is traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes.  The value of the Underlying Currency and the U.S. dollar is at any moment a result of the supply and demand for that currency.  Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the Underlying Currency’s countries, the United States, and economic and political developments in other relevant countries.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the member countries of the European Union and the United States and between each country and its major trading partners; and

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	TS-5

•	the extent of governmental surplus or deficit in the European Union and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the European Union (including its members), the United States and those of other countries important to international trade and finance.

•
CURRENCY EXCHANGE RISKS CAN BE EXPECTED TO HEIGHTEN IN PERIODS OF FINANCIAL TURMOIL — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the Underlying Currency relative to the U.S. dollar.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index and the Exchange Rate on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Index and the Exchange Rate;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities underlying the Index;
•	interest and yield rates in the market generally as well as in the Underlying Currency’s country and in the United States;
•	the exchange rate and volatility of the exchange rate of the Underlying Currency;
•	correlation (or lack thereof) between the Index and the Exchange Rate;
•	suspension or disruption of market trading in the Underlying Currency or the U.S. dollar;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	TS-6

Historical Information — Adjusted Index Performance

The graph below shows the historical weekly performance of the Index, converted into U.S. dollars, from January 5, 2007 through February 24, 2012, based on the weekly Index closing level and the exchange rate of the Underlying Currency as reported by Bloomberg Financial Markets on the relevant dates.  The exchange rates used in this graph were determined by reference to the rates reported by Bloomberg Financial Markets and may not be indicative of the Index performance, converted into U.S. dollars using the exchange rates of the Underlying Currency at approximately 4:00 p.m., Greenwich Mean Time, that would be derived from the applicable Reuters page.  The Adjusted Index Level of the EURO STOXX 50® Index on February 29, 2012 was 3,360.44955.

Historical Information — Index Performance
The following graphs show the historical weekly performance of the Index from January 5, 2007 through February 24, 2012.  The Index closing level on February 29, 2012 was 2,512.11.

Historical Information — Exchange Rate
The graph below shows the historical weekly performance of the European Union euro expressed in terms of the conventional market quotation (which is the amount of U.S. dollars that can be exchanged for one European Union euro), as shown on Bloomberg Financial Markets, from January 5, 2007 through February 24, 2012.  The exchange rate of the European Union euro, on February 29, 2012, as shown on Bloomberg Financial Markets, was 1.3325.

The exchange rates displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the Index Return.  The Index Return, assuming no change in the Index closing level, increases when the U.S. dollar depreciates in value against the European Union euro.

The historical exchange rates in the graph below were determined using the rates reported by Bloomberg Financial Markets and may not be indicative of the Exchange Rate of the Underlying Currency relative to the U.S. dollar that would be derived from the applicable Reuters page.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	TS-7

The Exchange Rate of the European Union euro at approximately 4:00 p.m., Greenwich Mean Time, on February 29, 2012, was 1.3377, calculated in the manner set forth under “Key Terms — Exchange Rate” on the front cover of this term sheet.

We obtained the Index closing levels and exchange rates needed to construct the graphs from Bloomberg Financial Markets, and we obtained the exchange rate used to calculate the Exchange Rate from Reuters Group PLC.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets or Reuters Group PLC.  The historical performance of the Index and the Exchange Rate should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level or the Exchange Rate on the pricing date or any of the Ending Averaging Dates.  We cannot give you assurance that the performance of the Index and the Exchange Rate will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date.  In no event will that commission exceed $10.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-46 of the accompanying product supplement no. 5-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee.  In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars	TS-8